SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 22, 2003

AUTHENTIDATE HOLDING CORP.
(Exact name of Registrant as specified in charter)

Delaware	0-20190	14-1673067
(State or other jurisdic- tion of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2165 Technology Drive, Schenectady, New York		12308
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (518) 346-7799

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

On September 22, 2003, the Company completed the sale of $500,000 of its securities to an accredited investor pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D, promulgated thereunder (the “Offering”). The Company intends to use the proceeds for working capital and general corporate purposes. In the transaction, the Company sold $500,000 of its Common Stock to the investor and warrants to purchase an aggregate of 50,000 shares of Common Stock (the “Warrants”). The per share purchase price of the Common Stock and the per share exercise price of the Warrants is $3.00. The investor also agreed to a twelve-month “lock-up” provision restricting the resale of the securities.

The Company also issued warrants to purchase an aggregate of 10,000 shares of its common stock to a consultant for services rendered in connection with this transaction which are exercisable at $3.00 per share. The consultants also received a cash fee equal to 6% of the gross proceeds received by the Company. The warrants issued to the consultant are on terms substantially similar to the Warrants issued to the investor.

The securities sold in this offering are restricted securities under the terms of Regulation D and may not be transferred or resold for a period of one year, except pursuant to registration under the Securities Act or an exemption thereunder. The Company is obligated to file a registration statement with the Securities and Exchange Commission (the “Commission”) to register the shares of Common Stock issued to the investor and underlying the Warrants within thirty days of the closing date. If the registration statement is not timely filed or is not declared effective within sixty days (or within 120 days in the event of a Commission review) following the closing date, then the Company shall pay to the investor penalties equal to 2% of the Offering proceeds per each month that the Company is not in compliance with these registration covenants.

The Company issued a press release regarding the Offering on September 24, 2003. The press release is attached to this Report on Form 8-K as Exhibit 99.1

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

Listed below are the exhibits filed as a part of this report.

(c)	Exhibits

	4.1	Form of Warrant.
	10.1	Form of Securities Purchase Agreement.
	10.2	Form of Registration Rights Agreement.
	99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 23, 2003	AUTHENTIDATE HOLDING CORP.
(Registrant)

By /s/ Dennis H. Bunt
Dennis H. Bunt
Chief Financial Officer